Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP TO PURSUE $125,000,000 PRIVATE PLACEMENT OF

SENIOR SUBORDINATED NOTES

CHESTER, WV – April 18, 2006 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced that it is pursuing the issuance of $125,000,000 of Senior Subordinated Notes through a private placement.

The Company will use the net proceeds of the proposed private placement of Senior Subordinated Notes to complete construction of its Presque Isle Downs facility, to pay the $50 million slots license fee upon licensing of Presque Isle Downs, to repay certain outstanding indebtedness and for general corporate purposes. Subject to obtaining the consent of the holders of a majority in aggregate principal amount of the Company’s 9¾% Senior Notes due 2010, the Company expects the proposed private placement to be completed in May.

The Senior Subordinated Notes will rank junior in right of payment to all of MTR’s existing and future senior indebtedness (including MTR’s senior secured credit facility and its 9¾% Senior Notes due 2010) and will rank equal in right of payment with any senior subordinated indebtedness that MTR may incur. The Senior Subordinated Notes will have a fixed rate of interest and will mature in 2012. The Senior Subordinated Notes will be unconditionally guaranteed on a senior subordinated unsecured basis by each of MTR’s current and future operating subsidiaries.

The Senior Subordinated Notes proposed to be issued in the private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. If the proposed private placement is completed, it is anticipated that MTR subsequently will file a registration statement under the Securities Act of 1933 to effect an exchange offer of registered Senior Subordinated Notes for the Senior Subordinated Notes proposed to be issued in the private placement.

Except for historical information, this press release contains forward-looking statements concerning, among other things, the proposed private placement, the expected timing and amount thereof, the use of proceeds therefrom, and the subsequent exchange offer. Such statements are based on the Company’s current plans and expectations. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to, satisfaction of customary closing conditions, including but not limited to regulatory approvals, changing market conditions, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.

The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Till	(212) 836-9610
ltill@equityny.com
	Loren G. Mortman	(212) 836-9604

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